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                                                                    Exhibit 12-B
                      Ford Motor Company and Subsidiaries

 CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                 (in millions)

                                                    First
                                                   Quarter                      For the Years Ended December 31
                                                                ----------------------------------------------------------
                                                     1994         1993         1992        1991         1990         1989
                                                   -------      --------     --------    --------     --------     --------
Earnings
- - --------
  Income/(loss) before income taxes
   and cumulative effects of changes
   in accounting principles                        $ 1,766      $ 4,003      $  (127)    $(2,587)     $ 1,495      $ 6,030
  Equity in net (income)/loss of
   affiliates plus dividends from
   affiliates                                            9          (98)          26          69          171         (137)
  Adjusted fixed charges a/                          1,874        7,648        8,113       9,360        9,690        9,032
                         -                         -------      -------      -------     -------      -------      -------
    Earnings                                       $ 3,649      $11,553      $ 8,012     $ 6,842      $11,356      $14,925
                                                   -------      -------      -------     -------      -------      -------
                                                   -------      -------      -------     -------      -------      -------
Combined Fixed Charges and
 Preferred Stock Dividends
- - --------------------------
  Interest expense b/                              $ 1,784      $ 7,351      $ 7,987     $ 9,326      $ 9,647      $ 8,624
                   -
  Interest portion of rental expense c/                 67          266          185         124          105          103
                                     -
  Preferred stock dividend requirements
   of majority-owned subsidiaries d/                    42          115           77          56           83           16
                                  -                -------      -------      -------     -------      -------      -------
    Fixed charges                                    1,893        7,732        8,249       9,506        9,835        8,743

Ford preferred stock dividend
 requirements e/                                       140          442          317          26            0            0
              -                                    -------      -------      -------     -------      -------      -------
  Total combined fixed charges
   and preferred stock dividends                   $ 2,033      $ 8,174      $ 8,566     $ 9,532      $ 9,835      $ 8,743
                                                   -------      -------      -------     -------      -------      -------
                                                   -------      -------      -------     -------      -------      -------
Ratios
- - ------
  Ratio of earnings to fixed charges                   1.9          1.5          f/          g/           1.2          1.7
                                                                                 -           -

  Ratio of earnings to combined fixed
   charges and preferred stock dividends               1.8          1.4          h/          i/           1.2          1.7
                                                                                 -           -


- - - - - - -
a/ Fixed charges, as shown below, have been adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority-owned subsidiaries.
b/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
c/  One-third of all rental expense is deemed to be interest.
d/ Preferred stock dividend requirements of Ford Holdings, Inc., increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates for all periods except 1992. The U.S. statutory rate of 34% was used for 1992.
e/ Preferred stock dividend requirements of Ford Motor Company, have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates for all periods except 1992. The U.S. statutory rate of 34% was used for 1992.
f/  Earnings were inadequate to cover fixed charges by $237 million.
g/ Earnings were inadequate to cover fixed charges by $2,664 million h/ Earnings were inadequate to cover combined fixed charges and preferred stock dividends by $554 million.
i/ Earnings were inadequate to cover combined fixed charges and preferred stock dividends by $2,690 million.


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